Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and between

PROFESSIONAL DIVERSITY NETWORK, INC.

and

COSMIC FORWARD LIMITED

dated as of January 13, 2017

(d)	Issuance of Common Shares	9

i

(e)	No Conflicts	9

(f)	Consents	9

(g)	Principal Market	10

(h)	No General Solicitation; Placement Agent’s Fees	10

(i)	No Integrated Offering	10

(j)	SEC Documents; Financial Statements	10

(k)	Absence of Certain Changes	11

(l)	Conduct of Business; Regulatory Permits	11

(m)	Compliance with Laws; Foreign Corrupt Practices	11

(n)	Sarbanes-Oxley Act	12

(o)	Transactions With Affiliates	13

(p)	Equity Capitalization	13

(q)	Indebtedness	14

(r)	Absence of Litigation	14

(s)	Insurance	14

(t)	Employee Relations	15

(u)	Title	15

(v)	Intellectual Property Rights	16

(w)	Environmental Laws	16

(x)	Tax Status	17

(y)	Internal Accounting and Disclosure Controls	18

(z)	Off Balance Sheet Arrangements	18

(aa)	Investment Company Status	18

(bb)	U.S. Real Property Holding Corporation	19

(cc)	Employee Benefit Plans	19

(dd)	Employee Matters	21

(ee)	Privacy	22

(ff)	Information Technology	23

(gg)	No Disqualification Events	23

(hh)	Material Contracts	23

(ii)	Application of Takeover Protections	24

	(jj)	Disclosure	24

	(kk)	PCI Standards	24

	(ll)	Solvency	24

	(mm)	No Additional Representations	25

4.	COVENANTS.		25

	(a)	Form D and Blue Sky	25

	(b)	Use of Proceeds	25

	(c)	Listing	25

	(d)	Fees and Expenses	25

	(e)	Publicity	25

	(f)	Integration	26

	(g)	Notice of Disqualification Events	26

	(h)	Survival; Indemnification	26

5.	LEGEND.		29

	(a)	Legends	29

	(b)	Removal of Legends	30

6.	CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.		30

7.	CONDITIONS TO THE BUYER’S OBLIGATION TO PURCHASE.		31

8.	TERMINATION.		32

	(a)	Termination	32

	(b)	Notice of Termination	33

	(c)	Effect of Termination	33

9.	MISCELLANEOUS.		34

	(a)	Governing Law; Jurisdiction; Jury Trial	34

	(b)	Counterparts	34

	(c)	Headings; Gender	34

	(d)	Severability	35

	(e)	Entire Agreement; Amendments	35

	(f)	Notices	35

	(g)	Successors and Assigns	36

(h)	No Third Party Beneficiaries	36

(i)	Further Assurances	36

(j)	Construction	37

(k)	Specific Performance	37

(l)	Agent for Service	37

Exhibit A	Wire Instructions

Exhibit B	Form of Amendment to Stockholders’ Agreement

Exhibit C	Knowledge of the Buyer

Exhibit D	Knowledge of the Company

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of January 13, 2017, is by and between Professional Diversity Network, Inc., a Delaware corporation (the “Company”), and Cosmic Forward Limited, a Republic of Seychelles company (the “Buyer”).

RECITALS

A.          The Company and the Buyer are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506(b) of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act.

B.          The Buyer wishes to purchase from the Company, and the Company wishes to issue and sell to the Buyer, in each case upon the terms and subject to the conditions set forth in this Agreement, 312,500 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”).

C.          Contemporaneously with the execution and delivery of this Agreement, the Buyer and the Company are entering into an amendment to that certain Stockholders’ Agreement, dated as of November 7, 2016 (the “Stockholders’ Agreement”), by and among the Company, the Buyer, Maoji (Michael) Wang (“Wang”), Jing Bo Song (“Song”), Yong Xiong Zheng (“Zheng”) and Nan Nan Kou (“Kou” and, together with Wang, Song and Zheng, collectively, the “Buyer Principals” and each a “Buyer Principal”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Buyer hereby agree as follows:

1.             PURCHASE AND SALE OF COMMON SHARES.

(a)          Purchase and Sale of Common Shares.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth herein, at the Closing (as defined below), the Company shall issue and sell to the Buyer, and the Buyer shall purchase from the Company, 312,500 shares of Common Stock (such purchased shares, the “Common Shares” and, such issuance by the Company and sale to the Buyer, the “Share Issuance”), free and clear of all Encumbrances (as defined below).

(b)          Closing.  The closing (the “Closing”) of the Share Issuance shall occur at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, NY 10166 or at such other place (including virtually, via the electronic exchange of documents and signatures) as the Buyer and the Company may mutually agree.  The date and time of the Closing shall be 10:00 a.m., New York City time, no later than the third (3rd) Business Day on which the conditions to the Closing set forth in Sections 6 and 7 have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other time or on such other date as the Buyer and the Company may mutually agree (the “Closing Date”).  As used herein, “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

(c)          Purchase Price.  The price for the Common Shares to be purchased by the Buyer hereunder shall be an amount equal to $9.60 per Common Share (the “Per Share Price”), without interest or adjustment.  As used herein, “Purchase Price” means $3,000,000, representing the aggregate purchase price paid by the Buyer hereunder for the Common Shares.

(d)          Closing Deliveries.

(i)         At the Closing, the Buyer shall deliver or cause to be delivered to the Company:

(1)	the amendment to the Stockholders’ Agreement in the form of Exhibit B attached hereto (the “Stockholders’ Agreement Amendment”), duly executed by the Buyer and the Buyer Principals;

(2)
a certificate, executed by a duly authorized officer of the Buyer and dated as of the Closing Date, certifying that the conditions specified in Section 6(a)(iii) and Section 6(a)(iv) have been satisfied; and

(3)	an amount in cash equal to the Purchase Price, by wire transfer of immediately available funds to the account specified by the Company on Exhibit A to this Agreement.

(ii)         At the Closing, the Company shall deliver or caused to be delivered to the Buyer:

(1)	the Stockholders’ Agreement Amendment, duly executed by the Company;

(2)
a certificate, executed by a duly authorized officer of the Company and dated as of the Closing Date, certifying that the conditions specified in Section 7(a)(iii) and Section 7(a)(iv) have been satisfied;

(3)
a certificate evidencing the formation and good standing of the Company and each of its Subsidiaries (as defined below) in each such entity’s jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction of formation as of a date within ten (10) days prior to the Closing Date; and

(4)
a copy of the irrevocable instructions to the Company’s transfer agent instructing the transfer agent to issue the Common Shares in the form of book-entry restricted shares in the name of the Buyer and to deliver a statement to the Buyer reflecting the share amount and the restrictions on the shares (the “Irrevocable Transfer Agent Instructions”), together with any other documents that, in the reasonable judgment of the Buyer, are necessary to transfer and convey to, and vest in, the Buyer good and valid title to the Common Shares, free and clear of all Encumbrances.

2.            BUYER’S REPRESENTATIONS AND WARRANTIES.

The Buyer represents and warrants to the Company that:

(a)          Organization; Authority.  The Buyer is an entity duly organized, validly existing and in good standing under the laws of Seychelles with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and the other Transaction Documents (as defined below) to which it is a party and otherwise to carry out its obligations hereunder and thereunder.  As used in this Agreement, “Transaction Documents” means, collectively, this Agreement, the Stockholders’ Agreement Amendment and the Irrevocable Transfer Agent Instructions.

(b)          No Public Sale or Distribution.  The Buyer is acquiring the Common Shares for its own account and not with a view towards, or for resale in connection with, any public sale or distribution thereof in violation of applicable securities laws.  The Buyer is acquiring the Common Shares hereunder in the ordinary course of its business.  The Buyer does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Common Shares in violation of applicable securities laws.  As used in this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or any other entity, or a government or any department or agency thereof.

(c)          Accredited Investor Status.  The Buyer is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D.   Any and all information that has been furnished or that will be furnished by the Buyer to evidence its status as an “accredited investor” is or will be when furnished accurate and complete, and does not and will not contain any misrepresentation or material omission.

(d)          Reliance on Exemptions.  The Buyer understands that the Common Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Common Shares.

(e)          No Governmental Review.  The Buyer understands that no United States federal or state agency or any other Governmental Authority has passed on or made any recommendation or endorsement of the Common Shares or the fairness or suitability of the investment in the Common Shares nor have such authorities passed upon or endorsed the merits of the offering of the Common Shares.

(f)          Transfer or Resale.  The Buyer understands that:  (i) the Common Shares have not been and are not being registered under the 1933 Act or any state securities laws and are “restricted securities,” as that term is defined in Rule 144 under the 1933 Act (“Rule 144”); (ii) the Common Shares may not be offered for sale, sold, assigned or transferred except (A) to the Company or one of its Subsidiaries, (B) pursuant to a registration statement that has been declared and remains effective under the 1933 Act, or (C) in a transaction that is exempt from the requirements of the 1933 Act, which may require the delivery of certificates, legal opinions and other information as may be requested by the Company or its agents; and (iii) neither the Company nor any other Person is under any obligation to register the Common Shares under the 1933 Act or any state securities laws.  The Buyer further understands that the Common Shares will also be subject to additional restrictions on transfer pursuant to the Stockholders’ Agreement, as amended by the Stockholders’ Agreement Amendment (the “Amended Stockholders’ Agreement”).  As used in this Agreement, the term “Subsidiaries” means, with respect to the Company or the Buyer (as applicable) any Person in which the Company or the Buyer (as applicable), directly or indirectly, (1) owns at least fifty percent (50%) of the outstanding capital stock or holds at least fifty percent (50%) of the equity or similar interest of such Person or (2) Controls or operates all or any material part of the business, operations or administration of such Person.

(g)          Validity; Enforcement.  Each of this Agreement and each other Transaction Document to which the Buyer is a party has been duly and validly authorized, executed and delivered on behalf of the Buyer and constitutes the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(h)          No Conflicts.  The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents to which the Buyer is a party, and the consummation by the Buyer of the Share Issuance, will not (i) result in a violation of the certificate of incorporation or bylaws, or similar organizational documents, of the Buyer, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Buyer is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Buyer, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Buyer to perform its obligations hereunder.

(i)          Certain Trading Activities.  None of the Buyer or any of its Affiliates has, directly or indirectly, and no Person acting on behalf of or pursuant to any understanding with the Buyer or any of its Affiliates has, engaged in any transactions in the securities of the Company (including, without limitation, Short Sales involving the Company’s securities) since the time that the Buyer, any of its Affiliates or any of their respective agents or Representatives (as defined below) was first in contact with the Company regarding the investment in the Company contemplated herein.  As used herein:  (x) the term “Short Sales” means all “short sales,” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934 (as amended and, together with the rules and regulations promulgated thereunder, the “1934 Act”), and all types of direct and indirect stock pledges, forward sales contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers; (y) the term “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person (it being acknowledged and agreed that each of the individuals listed on Schedule 2(i) shall be deemed to be an Affiliate of the Buyer for purposes of this Agreement); and (z) the terms “Controlling,” “Controlled by,” and “under common Control with,” as applied to any Person, mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership or voting securities, by contract or otherwise.  As used in this Agreement, “Representatives” means, with respect to any Person, such Person’s directors, officers, employees and representatives.

(j)          Manipulation of Price.  Since the time that the Buyer, any of its Affiliates or any of their respective agents or Representatives was first in contact with the Company or its agent regarding the investment in the Company contemplated herein, none of the Buyer or any of its Affiliates has, and, to the knowledge of the Buyer, no Person acting on its or their behalf has, directly or indirectly, (i) taken any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Common Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any Common Stock (other than the location and/or reservation of borrowable shares of Common Stock by the Buyer), or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.  With respect to the Buyer, “knowledge” means the actual knowledge of those individuals set forth on Exhibit C, after due inquiry of his or her direct reports who have principal responsibility with respect to the subject matter of the particular matter in question.

(k)          General Solicitation.  The Buyer is not purchasing the Common Shares as a result of any advertisement, article, notice or other communication regarding the Common Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar.

(l)          Experience of the Buyer.  The Buyer has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Common Shares, and has so evaluated the merits and risks of such investment.  The Buyer is able to bear the economic risk of an investment in the Common Shares and, at the present time, is able to afford a complete loss of such investment in the Common Shares.  The Buyer understands that its investment in the Common Shares involves a high degree of risk.  The Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Common Shares.

(m)          Access to Information.  The Buyer acknowledges that it has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Common Shares and the merits and risks of investing in the Common Shares, (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment in the Common Shares, and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to its investment in the Common Shares.  The Buyer acknowledges and agrees that neither the Placement Agent (as defined below) nor any Affiliate of the Placement Agent has provided the Buyer with any information or advice with respect to the Common Shares nor is such information or advice necessary or desired.

(n)          Disclosure.  Except for the representations and warranties expressly set forth in this Agreement and the other Transaction Documents, including the related disclosure schedules, the Buyer acknowledges and agrees that the Company is not making any representation or warranty and has not made any representation or warranty, express or implied, with respect to the Company or its Subsidiaries or their respective businesses or operations, including with respect to any information provided or made available to the Buyer or its Representatives or to any other Person and the Buyer is not relying on any such representation or warranty.

(o)          No Disqualification Event.  The Buyer is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the 1933 Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3).

(p)          Ownership of the Buyer.  The Buyer Principals collectively own, directly, one hundred percent (100%) of the capital stock or other equity interests of the Buyer, free and clear of any Encumbrances (as defined herein).  There are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Buyer, or contracts, commitments, understandings or arrangements by which the Buyer is or may become bound to issue additional capital stock of the Buyer or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Buyer, which, individually or in the aggregate, would result in the transfer of Control of the Buyer to any Person other than the Buyer Principals.

(q)          Availability of Funds.  The Buyer will have as of the Closing Date, unrestricted cash on hand and available to it that is at least sufficient to enable the Buyer to pay the Purchase Price in full at the Closing.

(r)          No Additional Representations.  Except for the representations and warranties made by the Buyer in this Section 2, neither the Buyer nor any other Person makes any express or implied representation or warranty with respect to the Buyer or its respective businesses, operations, assets liabilities, condition or prospects, and the Buyer hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither the Buyer nor any other Person makes or has made any representation or warranty to the Company, or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Buyer or its respective business, or (ii) except for the representations and warranties made by the Company in this Section 2, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of the negotiation of this Agreement.

3.            REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Buyer that, except as set forth in (a) the disclosure schedules (it being agreed that any matter set forth in any disclosure schedule to this Agreement shall be deemed to qualify only (i) the section of this Agreement that corresponds to the applicable disclosure schedule and (ii) any other section of this Agreement to which the applicability of such disclosure is readily apparent, notwithstanding the omission of an appropriate cross-reference to such other disclosure schedule) or (b) in the SEC Documents filed by the Company since December 31, 2015 and publicly available at least two (2) Business Days prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature, it being understood that any factual information contained within such sections shall not be excluded):

(a)          Organization and Qualification.  The Company is a corporation duly organized and validly existing and in good standing under the laws of the state of Delaware, and has the requisite power and authorization to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted.  Each of the Company’s Subsidiaries (as defined below) is an entity duly organized and validly existing and in good standing under the laws of the jurisdiction in which it was formed, and has the requisite power and authorization to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted.  Each of the Company and each of its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Company Material Adverse Effect.  As used in this Agreement, the term “Company Material Adverse Effect” means, with respect to the Company and its Subsidiaries, any change, effect, development or event that, individually or in the aggregate, (i) has a material adverse effect on the business, assets, properties, liabilities, results of operations or condition of the Company and its Subsidiaries, taken as a whole, or (ii) prevents or materially impairs the ability of the Company to perform any of its obligations under this Agreement or any of the other Transaction Documents to which it is a party; provided, however, that no change, effect, development or event (individually or in the aggregate) to the extent resulting from, arising out of, or attributable to, any of the following shall be deemed to constitute or be taken into account when determining whether a Company Material Adverse Effect has occurred: (1) any changes, effects, developments or events in the economy or the financial, credit or securities markets in general (including changes in interest or exchange rates), (2) any changes, effects, developments or events in the industries in which the Company and its Subsidiaries operate, (3) any changes, effects, developments or events resulting from the announcement or pendency of the Share Issuance, the identity of Buyer or any action taken that is required or expressly contemplated by this Agreement (provided that the exception in this clause (3) shall not apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Section 3(e), and, to the extent related thereto, the condition in Section 7(a)(iii)), (4) natural disasters, calamities, national or international political or social conditions, including the engagement by any country in hostility (whether commenced before, on or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of a military or terrorist attack, or (5) any adoption, implementation, promulgation, repeal, change or proposal in applicable law or United States generally accepted accounting principles (“GAAP”), or any interpretation thereof, except to the extent such changes, effects, developments or events resulting from or arising out of the matters described in clauses (1), (2), (4) and (5) disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the Company and its Subsidiaries operate.

(b)          Subsidiaries.  All of the Company’s Subsidiaries are set forth on Schedule 3(b).  The Company does not have any other Subsidiaries.  The Company owns, directly or indirectly, one hundred percent (100%) of the capital stock or other equity interests of each of its Subsidiaries, free and clear of any Encumbrances.  All of the issued and outstanding shares of capital stock of each Subsidiary owned by the Company are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.  As used in this Agreement, “Encumbrance” means any mortgage, deed of trust, lien, pledge, charge, defect in title, security interest, title retention device, collateral assignment, indenture, hypothecation, license to third parties, pledge, option, conditional or installment sale agreement, easement, right of first refusal, right of first offer, right of repurchase, claim, restriction or other encumbrance of any kind (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any security or other asset).

(c)          Authorization; Enforcement; Validity.  The Company has all requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to issue the Common Shares in accordance with the terms hereof.  The execution and delivery of this Agreement and the other Transaction Documents by the Company, and the consummation by the Company of the Share Issuance, have been duly and validly authorized by all necessary corporate action, including having been duly and validly authorized by a special committee (the “Special Committee”) of the Company’s board of directors (the “Board of Directors”) and, with respect to the execution and delivery of the Stockholders’ Agreement Amendment, duly and validly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution and delivery of this Agreement or to consummate the Share Issuance.  This Agreement and the other Transaction Documents will be prior to the Closing, duly executed and delivered by the Company or its agent, and each constitutes or when so executed and delivered will be the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law.

(d)          Issuance of Common Shares.  The Common Shares, when issued, will be validly issued, fully paid and nonassessable and free from all Encumbrances with respect to the issue thereof (except for Encumbrances set forth in this Agreement and the Amended Stockholders’ Agreement and Encumbrances imposed by the Buyer). Subject to the accuracy of the representations and warranties of the Buyer in this Agreement, the offer and issuance by the Company of the Common Shares is exempt from registration under the 1933 Act.

(e)          No Conflicts.  The execution and delivery of the Transaction Documents by the Company have not, and performance of the Transaction Documents by the Company and the consummation by the Company of the Share Issuance will not, (i) result in a violation of the Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”), the Company’s bylaws, as amended (the “Bylaws”), or the organizational documents of any of the Company’s Subsidiaries, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) assuming the filing of a Form D with the SEC under the 1933 Act and any filings required under the 1934 Act or applicable “blue sky” laws, and the receipt of any and all approvals required under the rules of the Nasdaq Capital Market (the “Principal Market”), result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and regulations and the rules and regulations of the Principal Market) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected except, in the case of clause (ii) or (iii) above, to the extent such violations that would not reasonably be expected to have a Company Material Adverse Effect.

(f)          Consents.  Neither the Company nor any Subsidiary is required to obtain any consent from, authorization or order of, or make any filing or registration with, any Governmental Authority, any self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective obligations under or contemplated by the Transaction Documents, in each case, in accordance with the terms hereof or thereof, other than (i) the filing of a Form D with the SEC under the 1933 Act, (ii) any filings required under the 1934 Act or applicable “blue sky” laws, (iii) the receipt of any and all approvals required under the rules of the Principal Market, and (iv) such other consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)          Principal Market.  The Company has not received any written notification from the Principal Market that the Company is in violation of the requirements of the Principal Market, and the Company has not taken any action designed to, or which would reasonably be expected to lead to, the termination or suspension of the listing of the Common Stock on the Principal Market.

(h)          No General Solicitation; Placement Agent’s Fees.  None of the Company or any of its Subsidiaries, or any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Common Shares.  Other than Aegis Capital Corp. (the “Placement Agent”), neither the Company nor any of its Subsidiaries has engaged any placement agent, financial advisor or other agent in connection with the sale of the Common Shares.  The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for Persons engaged by the Buyer or its investment advisor) relating to or arising out of the Share Issuance (including, without limitation, the fees of the Placement Agent).

(i)          No Integrated Offering.  None of the Company, its Subsidiaries or any of their Affiliates or, to its knowledge, any Person acting on their behalf, has, directly or indirectly, made any offer or sale of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Common Shares under the 1933 Act, whether through integration with prior offerings or otherwise.

(j)          SEC Documents; Financial Statements.  Since January 1, 2015, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed since January 1, 2014 and prior to the date hereof or the Closing Date and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”), except where the failure to timely file would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  As of its respective date, each SEC Document, as it may have been amended by filings made by the Company at least two (2) Business Days prior to the date hereof, complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Document.  None of the SEC Documents, at the time they were filed with the SEC and as they may have been amended by filings made by the Company at least two (2) Business Days prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Documents (or as updated, amended, restated or corrected by the subsequent SEC Document filed at least two (2) Business Days prior to the date hereof) have been prepared in accordance with GAAP, consistently applied during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements), and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate).

(k)          Absence of Certain Changes.  Since the date of the Company’s most recent audited financial statements contained in a Form 10-K, there has been no event, occurrence or development that has had or that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(l)          Conduct of Business; Regulatory Permits.  Neither the Company nor any of its Subsidiaries is in violation of any term of or in default under its Certificate of Incorporation, Bylaws, or other organizational documents, as applicable.  Neither the Company nor any of its Subsidiaries is in violation, in any material respect, of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries will conduct its business in violation, in any material respect, of any of the foregoing.  The Company and each of its Subsidiaries possesses all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct its respective business, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Company Material Adverse Effect, and neither the Company nor any such Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.  None of the Company or any of its Subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, and the Company does not have knowledge or reason to believe that any of its or any of its Subsidiaries’ respective creditors intends to initiate involuntary bankruptcy proceedings.

(m)          Compliance with Laws; Foreign Corrupt Practices.

(i)          Each of the Company and its Subsidiaries is in compliance, and since August 1, 2013 has been in compliance, in all material respects, with any and all applicable laws, and to the knowledge of the Company, none of the Company or any of its Subsidiaries is under investigation with respect to and has not been charged with, or threatened to be charged with, or given written notice of, any material violation of any applicable law by any Governmental Authority.  With respect to the Company, “knowledge” means the actual knowledge of those individuals set forth on Exhibit D, after due inquiry of his or her direct reports who have principal responsibility with respect to the subject matter of the particular matter in question.

(ii)          Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees, representatives, distributors, consultants or agents acting directly for or on behalf of the Company or its Subsidiaries has, in the course of his, her or its actions (1) made, offered, promised, or authorized any illegal contributions, gifts, entertainment or payments of other expenses, in each case from corporate funds, related to political activity, (2) unlawfully made, offered, promised, or authorized the giving of anything of value, or any direct or indirect unlawful payments to any foreign or domestic Government Official for the purpose of (A) influencing any act or decision of such person in their capacity as a Government Official, (B) inducing a Government Official to do or omit to do any act in violation of his or her lawful duties, (C) securing any improper advantage or (D) inducing a Government Official to influence or affect any act or decision of any Governmental Authority in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage, (3) made, offered, promised, or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature to any Government Official or (4) violated any provision of the Foreign Corrupt Practices Act (the “FCPA”) the U.K. Bribery Act 2010 (the “Bribery Act”) or any other applicable laws, regulations or conventions to which the Company or any of its Subsidiaries is subject relating to corruption (governmental or commercial), bribery, money laundering, political contributions or gifts, entertainment, and gratuities, involving or to any Governmental Authority or any Government Official or commercial entity, including all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions (collectively, “Other Anticorruption Laws”).  Since January 1, 2013, none of the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with the FCPA, the Bribery Act or any Other Anticorruption Law.  Neither the Company nor its Subsidiaries have received any written notice, request, or citation for any actual or potential noncompliance with any of the foregoing in this Section 3(m)(ii).  As used in this Agreement, “Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.  “Government Official” means (w) any official, officer, employee, or representative of, or any person acting in an official capacity for or on behalf of, any Governmental Authority, (x) any political party or party official or candidate for political office, (y) a Politically Exposed Person as defined by the Financial Action Task Force or Groupe d’action Financière sur le Blanchiment de Capitaux or any (z) company, business, enterprise or other entity controlled by any person described in the foregoing clause (w), (x), or (y) of this definition.

(iii)          The Company has taken reasonable steps to ensure that its accounting controls and procedures are sufficient to cause the Company to comply in all material respects with the FCPA.  The operations of the Company and its Subsidiaries have been conducted at all times in compliance in all material respects with the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, and all applicable money laundering-related laws of other jurisdictions where the Company and its Subsidiaries conduct business or own assets, and any related or similar law issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”).  No proceeding by or before any Governmental Authority involving the Company or its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, is threatened.

(n)          Sarbanes-Oxley Act.  Each of the Company and each Subsidiary is in compliance in all material respects with all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

(o)          Transactions With Affiliates.  None of the officers, directors or employees of the Company or any of its Subsidiaries is presently a party to any transaction with the Company or any of its Subsidiaries (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company or any of its Subsidiaries, any corporation, partnership, trust or other Person in which any such officer, director, or employee has a substantial interest or is an employee, officer, director, trustee or partner.

(p)          Equity Capitalization.  As of the date hereof, the authorized capital stock of the Company consists of 45,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share.  As of December 31, 2016, (i)(A) 3,622,851 shares of Common Stock were issued and outstanding, (B) 1,048 shares of Common Stock were held in treasury, (C) no shares of Common Stock were held by Subsidiaries of the Company, (D) 225,000 shares of Common Stock were reserved for issuance of equity incentives pursuant to the 2013 Equity Compensation Plan, (E) options to purchase 95,741 shares of Common Stock granted under the 2013 Equity Compensation Plan were outstanding, with a weighted average exercise price per share of $16.25, (F) warrants to purchase up to 170,314 shares of Common Stock were outstanding, (G) no shares of restricted stock granted under the 2013 Equity Compensation Plan were outstanding, and (ii) no shares of preferred stock of the Company were outstanding. All of such outstanding shares of Common Stock are duly authorized and have been, or upon issuance will be, validly issued, fully paid and nonassessable.  All of such outstanding shares of Common Stock have been have been issued in compliance in all material respects with all applicable federal and state securities laws.  None of the Company’s or any Subsidiary’s capital stock is subject to preemptive rights or any other similar rights or Encumbrances.  There are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its Subsidiaries.  There are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries.  Neither the Company nor any Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.  There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the Share Issuance.

(q)          Indebtedness.  Neither the Company nor any of its Subsidiaries (i) has any outstanding Indebtedness (as defined below), or (ii) is in violation of any term of, or in default under, any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  For purposes of this Agreement:  (1) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; and (2) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(r)          Absence of Litigation.  There is no action, suit, proceeding, inquiry or investigation before or by the Principal Market, any Governmental Authority, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or any of the other Transaction Documents or (ii) would, if there were an unfavorable decision, ruling or finding, have or reasonably be expected to result in a Company Material Adverse Effect.  To the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company, any of its Subsidiaries or any current or former director or officer of the Company or any of its Subsidiaries.  The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the 1933 Act or the 1934 Act.

(s)          Insurance.  The Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged.  Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for, and neither the Company nor any such Subsidiary has any reason to believe that it will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Company Material Adverse Effect.

(t)          Employee Relations.  None of the Company or any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or other labor organization.  To the knowledge of the Company, no employees of the Company or any of its Subsidiaries are represented by any labor union or other labor organization.  To the knowledge of the Company there are no activities or proceedings of any labor union or other labor organization to organize any employees of the Company or any of its Subsidiaries and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other labor organization.  The Company believes that its and its Subsidiaries’ relations with their respective employees are good.  There are no pending or, to the knowledge of the Company, threatened, and in the past three (3) years there have been no strikes, lockouts, pickets, slowdowns claims (other than ordinary claims under employee benefit plans), unfair labor charge, disputes, actions, grievances or disciplinary actions pending or, to the knowledge of the Company, threatened, by or between the Company or any of its Subsidiaries and any of their respective employees.  The Company and its Subsidiaries are in material compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours.

(u)          Title.  The Company and its Subsidiaries have good and marketable title to all personal property (exclusive of Intellectual Property Rights, which are addressed in Section 3(v)), owned by them which is material to the business of the Company and its Subsidiaries, in each case, free and clear of all Encumbrances, except for (i) Encumbrances that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and (ii) Encumbrances for the payment of federal, state or other taxes, for which appropriate reserves have been made in accordance with GAAP and, the payment of which is neither delinquent nor subject to penalties.  Any real property and facilities held under lease by the Company or any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company or any of its Subsidiaries.  There is not, under any such real property lease, any material default or breach by the Company or any of its Subsidiaries, nor, to the knowledge of the Company, by any other party thereto.  The Company and its Subsidiaries lease four properties as disclosed in the SEC Documents, and there are no other real property leases to which the Company or any of its Subsidiaries is a party.  No portion of such real property leased by the Company or any of its Subsidiaries is sublet or licensed for use to any third party other than the sublease of Suite 210 of the building located at 50 Jericho Quadrangle, Jericho, New York by NAPW, Inc. to Intercontinental Capital Group, Inc.  There is not, under any such real property lease or sublease, any material default or breach by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party thereto.  None of the Company or any of its Subsidiaries owns any real property.

(v)          Intellectual Property Rights.  Each of the Company and its Subsidiaries (i) exclusively owns (free and clear of all Encumbrances) all Intellectual Property Rights owned (or purported to be owned) by the Company or its Subsidiaries (“Owned IP”); and (ii) possesses valid and continuing rights or licenses to use any and all other rights in (1) trademarks, trade names, service marks, service names, domain names, logos, slogans, and other indicia of origin, and all goodwill associated with any of the foregoing, (2) issued patents and patent applications (whether provisional or non-provisional) and patent rights, (3) copyrights, works of authorship, original works, inventions, (4) software, data, databases and compilations of data and other technology, (5) licenses, approvals and governmental authorizations, (6) trade secrets and confidential or other proprietary information, (7) social media, privacy and publicity, and (8) all other intellectual property and proprietary rights and all applications and registrations therefor, in each case, in any jurisdiction throughout the world (collectively, “Intellectual Property Rights”) used in or necessary to conduct their respective businesses as currently conducted (and such Intellectual Property Rights will not be adversely affected by the consummation of the Share Issuance).  All of the Owned IP is valid, enforceable and subsisting except as would not reasonably be expected to have a Company Material Adverse Effect.  None of the Company’s or its Subsidiaries’ Intellectual Property Rights used in or necessary to conduct any of their respective businesses as now conducted or as presently proposed to be conducted have expired, terminated or been abandoned, or are expected to expire, terminate or be abandoned within five (5) years from the date of this Agreement, except where such expiration, termination or abandonment would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  None of the Company or any of its Subsidiaries has any knowledge of any infringement by the Company or any of its Subsidiaries of any patents of any third parties.  The Company, its Subsidiaries, their products and services, the conduct of their business and the use of their Intellectual Property Rights do not infringe on, misappropriate or otherwise violate the Intellectual Property Rights (other than patents) of any third party.  There is no claim, action or proceeding pending, or to the knowledge of the Company or any of its Subsidiaries, being threatened, by or against the Company or any of its Subsidiaries regarding Intellectual Property Rights.  Each of the Company and each of its Subsidiaries has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Intellectual Property Rights, except where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(w)          Environmental Laws.  The Company and its Subsidiaries (i) are in compliance with all applicable Environmental Laws (as defined below), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses, (iii) are in compliance with all terms and conditions of any such permit, license or approval and (iv) are not subject to any claims, actions, suits, proceedings, remedial action obligations or investigations pursuant to Environmental Laws where, in each of the foregoing clauses (i), (ii), (iii) and (iv), the failure to so comply, or the claim, action, suit, proceeding, remedial action obligation or investigation, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

(x)           Tax Status.

(i)          The Company and each of its Subsidiaries:

(1)
has made or filed with the appropriate taxing authorities all material foreign, federal and state income and all other tax returns, reports, forms and declarations (including elections, disclosures, schedules, estimates and informational tax returns) for taxes (“Returns”) required by any jurisdiction to which it is subject, or obtained extensions of time for the filing thereof, which Returns are true, correct and complete in all material respects, and accurately reflect all liability for taxes of the Company for the periods covered thereby.

(2)
has paid all material taxes and other governmental assessments and charges that are due and payable, by or with respect to the income, assets or operations of the Company, except those being contested in good faith; and

(3)
with respect to all material taxes incurred that are not yet due and payable, (A) has adequately accrued and adequately disclosed such amounts on its financial statements in accordance with GAAP, and (B) for periods not covered by the financial statements, has accrued on its books provisions reasonably adequate for the payment of such taxes.

(ii)          To the knowledge of the Company, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction.

(iii)          Neither the Company nor any of its Subsidiaries (1) has entered into an agreement or waiver (that has not expired) or has been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Company or any of its Subsidiaries, or (2) is presently contesting the tax liability of the Company or any of its Subsidiaries before any court, tribunal or agency.

(iv)          Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Return provided for under the law of the United States, any non-U.S. jurisdiction or any state, province, prefect or locality with respect to taxes for any taxable period for which the statute of limitations has not expired.

(v)          No written claim has been made by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Returns that the Company or any of its Subsidiaries is or may by subject to taxation by that jurisdiction and, to the knowledge of the Company, there is no basis in tax law for such an assertion.

(vi)          Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(y)          Internal Accounting and Disclosure Controls.  The Company maintains a system of “internal control over financial reporting” (as such term is defined in Rule 13a-15(f) under the 1934 Act) that has been designed by, or under the supervision of, the Company’s principal executive and principal financial offices, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences.  The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the 1934 Act) to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.  The Company has not received any notice or correspondence from any accountant relating to any potential material weakness in any part of the internal controls over financial reporting of the Company or the Company’s disclosure controls and procedures.

(z)          Off Balance Sheet Arrangements.  There is no transaction, arrangement, or other relationship between the Company or any of its Subsidiaries and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its 1934 Act filings and is not so disclosed or that otherwise could be reasonably likely to have a Company Material Adverse Effect.

(aa)          Investment Company Status.  The Company is not, and upon consummation of Share Issuance will not be, an “investment company,” and affiliate of an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, and “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

(bb)          U.S. Real Property Holding Corporation.  Neither the Company nor any of its Subsidiaries is, or has ever been, a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended (the “Code”).

(cc)          Employee Benefit Plans.

(i)           “Company Plan” means each benefit or compensation plan, program, policy, practice, contract, agreement or other arrangement, covering current or former employees, directors or consultants of the Company or any of its Subsidiaries, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, vacation, sick, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, in each case, which is sponsored, maintained or contributed to, or required to be maintained or contributed to, or with respect to which any potential liability is borne by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates. For purposes of this Agreement, “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(ii)          With respect to each Company Plan, the Company has made available to Buyer, to the extent applicable, true, correct and complete copies of (1) all documents embodying such Company Plan, (2) written descriptions of any material Company Plans that are not set forth in a written document, (3) the most recent summary plan description together with the summary or summaries of material modifications thereto, (4) the three most recent annual actuarial valuations, (5) the three most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto), and (6) all material correspondence to or from the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority received in the last three years.

(iii)          Each Company Plan has been established, operated and administered in all material respects in compliance with its terms and all applicable laws including ERISA and the Code.  The Company and each ERISA Affiliate have performed in all material respects all obligations required to be performed by them under each Company Plan.  With respect to the Company Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any ERISA Affiliate would reasonably expect to be subject to any material liabilities (other than for liabilities with respect to routine benefit claims) under the terms of, or with respect to, such Company Plans, ERISA, the Code or any other applicable law.

(iv)          Neither the Company, any Company Plan nor to the knowledge of the Company, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any ERISA Affiliate to any material tax or penalty on prohibited transactions imposed by Section 4975 of the Code.

(v)          No Company Plan is or has at any time been covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA, and neither the Company nor any ERISA Affiliate has ever maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability under any Multiemployer Plan (as defined in Section 3(37) of ERISA).

(vi)          Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other Person or entity, has made any binding commitment to modify, change or terminate any Company Plan, other than with respect to a modification, change or termination required by ERISA or the Code, and there has been no amendment to, or written interpretation or announcement by the Company or any of its Subsidiaries regarding any Company Plan that would increase the expense of maintaining such Company Plan above the level or expense incurred with respect to that plan for the most recently completed fiscal year.

(vii)          Neither the Company, any of its Subsidiaries nor any ERISA Affiliate is subject to any material liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Plan.  All required contributions in respect of any Company Plan have been timely made or properly accrued on the financial statements included in or incorporated by reference into the SEC Documents, and all such contributions are deductible under Section 162 or 404 of the Code.

(viii)          Each Company Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

(ix)          Except as required by applicable law, no Company Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and none of the Company or any of its Subsidiaries has any obligation to provide such benefits.  To the extent that the Company and any of its Subsidiaries sponsors any such plan, the Company or the applicable Subsidiary has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or medical or life insurance coverage. Neither the execution and delivery of this Agreement, nor the consummation of the Share Issuance could, either alone or in combination with another event, (i) entitle any employee, director, officer or independent contractor of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Plan, (iv) otherwise give rise to any material liability under any Company Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Plan on or following the Closing, (vi) require a “gross-up,” indemnification for, or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code due to the imposition of the excise tax under Section 4999 of the Code on any payment to such disqualified individual or due to the failure of any payment to such disqualified individual to be deductible under of Section 280G of the Code or (vii) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(x)          Each Company Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder.  Neither the Company nor any Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code or otherwise.

(dd)          Employee Matters.

(i)          The National Labor Relations Board has issued a preliminary order requiring the Company to post certain workplace notices.  The Company and each of its Subsidiaries is in compliance in all material respects with all applicable laws relating to employment and employment practices (including equal employment opportunity laws), terms and conditions of employment, immigration, workers’ compensation, compensation and benefits, worker classification, exempt and non-exempt status, affirmative action, plant closings, employee and data privacy and wages and hours (“Employment Practices”).  Except as would not be expected to result in a Company Material Adverse Effect, as of the date of this Agreement, (1) there are no actions pending or scheduled by any Governmental Authority or, to the knowledge of the Company, threatened, pertaining to the Employment Practices of the Company or any of its Subsidiaries and (2) no complaints relating to Employment Practices of the Company or any of its Subsidiaries have been filed with any Governmental Authority or submitted in writing to the Company or any of its Subsidiaries and to the knowledge of the Company, no such complaints are threatened.

(ii)          All payments due from the Company and any of its Subsidiaries on account of any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Company or any of its Subsidiaries, and employee health and welfare insurance and other benefits, have been paid or properly accrued as a liability on the books of the Company or its Subsidiaries.

(iii)          Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law that remains unsatisfied.

(iv)          No individual who has performed services for the Company or any of its Subsidiaries has been improperly excluded from participation in any Company Plan, and neither the Company nor any of its Subsidiaries has any direct or indirect liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, with respect to any misclassification of any employee as exempt versus non-exempt, or with respect to any employee leased from another employer.

(v)          As of the date hereof, no senior executive or other key employee of the Company or any of its Subsidiaries has stated his or her intention to terminate his or her employment prior to or as a result of or following the consummation of the transactions contemplated by this Agreement.

(ee)          Privacy.  The Company and its Subsidiaries have in place privacy policies regarding the collection, use and disclosure of Personal Information (as defined below) in their possession, custody or control, or otherwise held or processed on their behalf.  The Company and its Subsidiaries are and have been (and following the consummation of the Share Issuance will be) in compliance in all material respects with all Information Privacy and Security Laws (as defined below), agreements to which they are parties that contain, involve or deal with Personal Information, and their own rules, policies and procedures relating to privacy, data protection, and the collection and use of, Personal Information.  None of the Company or any of its Subsidiaries has been notified of or is the subject of any action, suit, inquiry, investigation or proceeding related to data security or privacy or alleging a violation of any of its privacy policies or any Information Privacy and Security Law, nor, to the knowledge of the Company, is any such claim threatened.  The Company and its Subsidiaries have taken all measures reasonably necessary or appropriate to protect and maintain the confidentiality of all Personal Information collected by or on behalf of the Company or any of its Subsidiaries and to maintain the security of their data storage practices for Personal Information, in each case, in accordance with all Information Privacy and Security Laws and consistent with commercially reasonable industry practices applicable to such types of data gathered and maintained in the industry in which the Company and its Subsidiaries conduct their business.  To the knowledge of the Company, there has been no unauthorized access, use, or disclosure of Personal Information in the possession or control of the Company or any of its Subsidiaries.  For purposes of this Agreement:  (i) “Personal Information” means, collectively, any information or data that can be used, directly or indirectly, alone or in combination with other information possessed or controlled by the Company, to identify an individual and any other information or data pertaining to any individual (including name, address, telephone number, email address, photograph, credit or payment card information, bank account number, financial data or account information, password combinations, customer account number, date of birth, government-issued identifier, social security number, race, ethnic origin/nationality, and mental or physical health or medical information) or that is otherwise governed, regulated or protected by one or more Information Privacy and Security Laws; and (ii) “Information Privacy and Security Laws” means all applicable laws relating to privacy, data privacy, data protection, data security, anti-spam, and consumer protection, and all regulations promulgated by any governmental authority thereunder, including but not limited to, the Health Insurance Portability and Accountability Act, the Gramm-Leach-Bliley Act, the Federal Information Security Management Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state data security laws, state social security number protection laws, state data breach notification laws, and laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing) and all equivalent laws of any other jurisdiction.

(ff)          Information Technology.  The Company and its Subsidiaries’ IT Systems: (i) constitute all information technology assets necessary to conduct the businesses of the Company and its Subsidiaries in the manner in which their businesses are currently conducted, (ii) are adequate, sufficient and satisfactory in all material respects (including with respect to working condition, capacity, data storage and transmittal capability, functionality and performance) for the operations of the businesses of the Company and its Subsidiaries, (iii) are maintained and in good working condition, (iv) have functioned consistently and accurately in all respects since being installed and (v) have not suffered any material failure, security breach or unauthorized intrusion within the past five (5) years.  There are no substantial alterations, modifications or updates to the Company’s or its Subsidiaries’ IT Systems intended or required currently or that will be required in the near future for the operations of their businesses as currently conducted and as currently contemplated to be conducted. “IT Systems” means all computers, software, hardware, firmware, middleware, servers, systems, sites, circuits, networks, source code, object code, development tools, workstations, routers, hubs, switches, interfaces, platforms, data communications lines, websites, data, and all other telecommunications and information technology assets and equipment, and all associated documentation, in each case, (1) owned by the Company or any of its Subsidiaries or (2) used or held for use by the Company or any of its Subsidiaries, including pursuant to any and all outsourced or cloud computing based arrangements.

(gg)          No Disqualification Events.  With respect to Common Shares to be offered and sold hereunder in reliance on Rule 506(b) under the 1933 Act (“Regulation D Securities”), none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering contemplated hereby, any beneficial owner of twenty percent (20%) or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the 1933 Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3).  The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

(hh)          Material Contracts.   There is no material contract or agreement required by the 1934 Act to be described in or filed as an exhibit to the Company’s SEC Documents (each, a “Material Contract”) which is not described or filed in an SEC Document filed on or after December 31, 2015.   None of the Company or any of its Subsidiaries is in violation or default in the performance or observance of any material obligation under any Material Contract now in effect, except as would not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.  None of the Company or any of its Subsidiaries knows of, or has received written notice of, any violation or default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract, except as would not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii)          Application of Takeover Protections.  The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, interested stockholder, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation, Bylaws or other organizational documents or the laws of the jurisdiction of its incorporation or otherwise that can be waived by approval of the board of directors and which is or could become applicable to the Buyer as a result of the Share Issuance, including, without limitation, the Company’s issuance of the Common Shares and the Buyer’s ownership of the Common Shares.  The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of shares of Common Stock or a change in control of the Company or any of its Subsidiaries.

(jj)          Disclosure.  The Company understands and confirms that the Buyer will rely on the foregoing representations in effecting transactions in securities of the Company. To the Company’s knowledge, no material event or circumstance has occurred or information exists with respect to the Company or any of its subsidiaries or its or their business, properties, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

(kk)          PCI Standards.  The Company and its Subsidiaries are registered with and in good standing in all material respects with the Card Associations (as defined below) and the Company and the Subsidiaries and their business as currently conducted and as currently contemplated to be conducted are in material compliance with the Operating Rules (as defined below) and the PCI Standards (as defined below). “Card Associations” means any and all card networks whose payment cards are honored by the Company or any Subsidiary, and any third party payment card processors that the Company or any Subsidiary may use, including without limitation, MasterCard International, Visa USA Inc., American Express Company, Discover Bank, and any of their respective successors and assigns. “Operating Rules” means the rules and regulations, procedures and requirements, and interpretations thereof, issued by the Card Associations, as amended from time to time, including any data security requirements. “PCI Standards” means, collectively, (i) the Payment Card Industry Data Security Standard and (ii) any additional standards that may be issued by the PCI Security Standards Council or its successors, as the same may be supplemented, revised or replaced from time to time.

(ll)          Solvency.  As of the Closing, after giving effect to the Share Issuance, the Company will not:  (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liabilities on its existing debts as they mature); (ii) have unreasonably small capital with which to engage in its business; or (iii) have incurred debts beyond its ability to pay as they become due.

(mm)          No Additional Representations.  Except for the representations and warranties made by the Company in this Section 3, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any Subsidiary or their respective businesses, operations, assets liabilities, condition or prospects, and the Company hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to the Buyer, or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective business, or (ii) except for the representations and warranties made by the Company in this Section 3, any oral or written information presented to the Buyer or any of its Affiliates or Representatives in the course of their due diligence investigation of the Company or the negotiation of this Agreement.

4.            COVENANTS.

(a)          Form D and Blue Sky.  The Company agrees to file with the SEC a Form D with respect to the Common Shares as required under Regulation D and to make any filings and reports relating to the offer and sale of the Common Shares required under applicable securities or “Blue Sky” laws of the states of the United States, and to provide copies thereof to the Buyer promptly after any such filing.

(b)          Use of Proceeds.  The Company shall use the proceeds from the Share Issuance to pay the fees and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Share Issuance and for general corporate and working capital purposes.

(c)          Listing.  The Company shall use its reasonable best efforts to maintain the Common Stock’s listing or authorization for quotation (as the case may be) on the Principal Market, the NYSE MKT, the New York Stock Exchange, the Nasdaq Global Market, or the Nasdaq Global Select Market (each, an “Eligible Market”).  Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on an Eligible Market.

(d)          Fees and Expenses.  Each party to this Agreement shall bear its own fees and expenses in connection with the negotiation, execution, delivery and performance of this Agreement and the other Transaction Documents.

(e)          Publicity.  On or before 5:00 p.m., New York City time, on the fourth (4th) Business Day after the date of this Agreement, the Company will: (i) issue a press release reasonably acceptable to the Buyer disclosing all the material terms of the Share Issuance and (ii) file a Current Report on Form 8-K describing all the material terms of the Share Issuance, in the form required by the 1934 Act, and attaching all the material Transaction Documents (including, without limitation, this Agreement and the Stockholders’ Agreement Amendment) (including all attachments, the “8-K Filing”).  Subject to the foregoing, none of the Company, any of its Subsidiaries, the Buyer, or any of the Buyer’s Affiliates shall issue any press releases or any other public statements with respect to the Share Issuance; provided, however, that the Company shall be entitled, without the prior approval of the Buyer, to make any press release or other public disclosure with respect to such transactions (1) in substantial conformity with the 8-K Filing and (2) as is required by applicable law and regulations.

(f)          Integration.  None of the Company, any of its Affiliates, or any person acting on behalf of the Company or any of its Affiliate will sell, offer for sale, or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the 1933 Act) which will be integrated with the Share Issuance in a manner which would require the registration of the Common Shares under the 1933 Act.

(g)          Notice of Disqualification Events.  The Company will notify the Buyer in writing if prior to the Closing Date there occurs (i) any Disqualification Event relating to any Issuer Covered Person or (ii) any event that would, with the passage of time, reasonably be expected to become a Disqualification Event relating to any Issuer Covered Person.  The Buyer will notify the Company in writing if prior to the Closing Date there occurs (1) any Disqualification Event relating with respect to the Buyer or (2) any event that would, with the passage of time, reasonably be expected to become a Disqualification Event with respect to the Buyer.

(h)          Survival; Indemnification.

(i)          Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is two (2) years from the Closing Date.  None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance in whole or in part after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms or, if earlier, until performed in full.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.  For the elimination of doubt, the parties hereby agree and acknowledge that the survival period set forth in this Section 4(h) is a contractual statute of limitations and any claim brought by any party pursuant to this Section 4(h) must be brought or filed prior to the expiration of the survival period.

(ii)          Subject to the limitations and other provisions of this Agreement, from and after the Closing, the Company will indemnify and hold the Buyer and its directors, officers, stockholders, partners, employees, members and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the Share Issuance) (each, a “Buyer Indemnified Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs, expenses, actions, causes of action, suits, penalties and fees, including all judgments, amounts paid in settlements, court costs and reasonable out-of-pocket attorneys’ fees and costs of investigation (collectively, “Losses”) that any such Buyer Indemnified Party may suffer or incur as a result of, arising out of or relating to (1) any breach of any representation or warranty made by the Company in any of the Transaction Documents, or (2) any breach of any covenant, agreement or obligation of the Company contained in any of the Transaction Documents.  In addition to the indemnity contained herein, the Company will reimburse each Buyer Indemnified Party for its expenses incurred in connection therewith.

(iii)          Subject to the limitations and other provisions of this Agreement, from and after the Closing, the Buyer will indemnify and hold the Company and its directors, officers, stockholders, partners, employees, members and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the Share Issuance) (each, a “Company Indemnified Party” and, together with the Buyer Indemnified Parties, the “Indemnified Parties”) harmless from any and all Losses that any such Company Indemnified Party may suffer or incur as a result of, arising out of or relating to (1) any breach of any representation or warranty made by the Company in any of the Transaction Documents or (2) any breach of any covenant, agreement or obligation of the Company contained in any of the Transaction Documents.  In addition to the indemnity contained herein, the Buyer will reimburse each Company Indemnified Party for its expenses incurred in connection therewith.

(iv)          Promptly after receipt by any Indemnified Party under this Section 4(h) of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving any Loss, such Indemnified Party shall, if a claim in respect thereof is to be made against the Company or the Buyer (as applicable, the “Indemnifying Party”) under this Section 4(h), deliver to the Company a written notice of the commencement thereof, and the Indemnifying Party shall have the right to participate in, and, to the extent the Company so desires, to assume control of the defense thereof with counsel mutually satisfactory to the Indemnifying Party and the Indemnified Party; provided, however, that an Indemnified Party shall have the right to retain its own counsel with the fees and expenses of such counsel to be paid by the Indemnifying Party if:  (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Loss and to employ counsel reasonably satisfactory to such Indemnified Party in any such Loss; or (3) the named parties to any such Loss (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, then the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party), provided further, that in the case of clause (3) above the Indemnifying Party shall not be responsible for the reasonable fees and expenses of more than one (1) separate legal counsel for such Indemnified Party.  The Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with any negotiation or defense of any such action or Loss by the Indemnifying Party and shall furnish to the Indemnifying Party all information reasonably available to the Indemnified Party which relates to such action or Loss.  The Indemnifying Party shall keep the Indemnified Party reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.  The Indemnifying Party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the Indemnifying Party shall not unreasonably withhold, delay or condition its consent.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such Loss or litigation, and such settlement shall not include any admission as to fault on the part of the Indemnified Party.  Following indemnification as provided for hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made.  The failure to deliver written notice to the Indemnifying Party within a reasonable time of the commencement of any such action shall not relieve the Indemnifying Party of any liability to the Indemnified Party under this Section 4(h), except to the extent that the Indemnifying Party is materially and adversely prejudiced in its ability to defend such action.

(v)          The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 4(h)(ii)(1) or Section 4(h)(iii)(1), as applicable, until the aggregate amount of all Losses in respect of indemnification under Section 4(h)(ii)(1) or Section 4(h)(iii)(1), as applicable, exceeds $50,000 (the “Basket”), in which event the Indemnifying Party shall be required to pay or be liable for all Losses from the first dollar, including Losses incurred prior to exceeding the Basket, subject to the immediately following sentence.  With respect to any single claim as to which the Indemnified Party may be entitled to indemnification under Section 4(h)(ii)(1) or Section 4(h)(iii)(1), as applicable, the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed $5,000 (which Losses shall not be counted toward the Basket). The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 4(h)(ii)(1) or Section 4(h)(iii)(1), as applicable, shall not exceed $500,000 (the “Indemnification Cap”); provided, however, that the Indemnification Cap shall not apply with respect to Losses arising out of a breach of any of the Company Excepted Representations or the Buyer Excepted Representations, in each case for which the Indemnifying Party shall be liable for all Losses up to the Purchase Price.

(vi)          Payments by an Indemnifying Party pursuant to Section 4(h) in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim.  The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(vii)          For purposes of this Agreement, notwithstanding anything in this Agreement to the contrary, the term “Losses” or “Loss” shall not include (1) punitive or special damages or (2) consequential damages (including lost profits or diminution in value), unless such damages are reasonably foreseeable or contemplated by the parties as arising out of, based upon or resulting from a breach of a representation, warranty or covenant contained in this Agreement (it being understood, however, that in the event any Person is required to pay any of such losses described in clauses (1) or (2) to a third party in respect of a third-party claim, such payment shall be considered actual “Losses” with respect to such Person and shall not be limited by the foregoing).

(viii)          The indemnity agreement contained herein shall be in addition to (1) any cause of action or similar right of an Indemnified Party against the Buyer or the Company, as applicable, and (2) any liabilities the parties to this Agreement may be subject to pursuant to applicable law.

(ix)          Once a Loss (including any associated expenses) is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 4(h), the Indemnifying Party shall satisfy its obligations within twenty (20) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

(x)          The representations, warranties and covenants of each party hereto, and the other party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 6(a)(iii) or Section 6(a)(iv) or Section 7(a)(iii) or Section 7(a)(iv), as applicable.

5.            LEGEND.

(a)          Legends.  The Buyer understands that the Common Shares have been issued pursuant to an exemption from registration or qualification under the 1933 Act and applicable state securities laws, are “restricted securities” as that term is defined in Rule 144 and except as set forth below, the Common Shares shall bear any legend as required by the “blue sky” laws of any state, any legends required under the Amended Stockholders’ Agreement or any other agreement between the Buyer and the Company, and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of all the Common Shares):

THE SECURITIES REPRESENTED HEREBY NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAW.   THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR PLEDGED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (2) TO PROFESSIONAL DIVERSITY NETWORK, INC. OR ANY OF ITS SUBSIDIARIES, (3) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE ACT (A “QIB”) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN COMPLIANCE WITH RULE 144A UNDER THE ACT, (4) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE  ACT, (5) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE ACT (IF AVAILABLE), (6) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE ACT) OR (7) PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE ACT, AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE STATE SECURITIES LAWS.  FOR PURPOSES OF CLAUSES (3) THROUGH (7) ABOVE, PROFESSIONAL DIVERSITY NETWORK, INC. MAY REQUEST AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE ACT.

(b)          Removal of Legends.  Subject to applicable law and the terms of the Amended Stockholders’ Agreement, certificates evidencing the Common Shares shall not be required to contain the legend set forth in Section 5(a) above (i) following any sale of such Common Shares pursuant an effective registration statement under, and in compliance with the prospectus delivery requirements under, the 1933 Act, (ii) following any sale of such Common Shares pursuant to Rule 144, (iii) if such Common Shares are eligible to be sold, assigned or transferred under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Common Shares and without volume or manner-of-sale restrictions (provided that the Buyer provides the Company with reasonable assurances that such Common Shares are eligible for sale, assignment or transfer under Rule 144), or (iv) if such legend is not required under applicable requirements of the 1933 Act (including, without limitation, controlling judicial interpretations and pronouncements issued by the SEC).

6.            CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

(a)          The obligation of the Company hereunder to issue and sell the Common Shares to the Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion (if permissible under applicable law) by providing the Buyer with prior written notice thereof:

(i)          The Buyer shall have executed each of the other Transaction Documents to which it is a party and delivered the same to the Company.

(ii)          The Buyer shall have delivered to the Company an amount in cash equal to the Purchase Price for the Common Shares, by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company on Exhibit A.

(iii)          The representations and warranties of Buyer contained in Section 2(a) (Organization; Authority), Section 2(b) (No Public Sale or Distribution), Section 2(c) (Accredited Investor Status), Section 2(f) (Transfer or Resale), Section 2(g) (Validity; Enforcement), Section 2(k) (General Solicitation), Section 2(l) (Experience of the Buyer), Section 2(m) (Access to Information) and Section 2(q) (Availability of Funds) (collectively, the “Buyer Excepted Representations”) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.  All other representations and warranties of Buyer contained in this Agreement, in each case disregarding and without giving any effect to all qualifications and exceptions contained therein relating to materiality or material adverse effect or any similar standard or qualification, shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date and except for such failures to be true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Buyer or its ability to perform any of its obligations under this Agreement or any of the other Transaction Documents to which it is a party.

(iv)          The Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer at or prior to the Closing Date.

(v)          The Buyer shall have delivered to the Company all of the documents and other items required to be delivered by the Buyer pursuant to Section 1(d)(i).

(vi)          The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the issuance and sale of the Common Shares to the Buyer.

(vii)          No Governmental Authority of competent jurisdiction shall have enacted, issued or entered any restraining order, injunction or similar order or legal restraint or prohibition which remains in effect that enjoins or otherwise prohibits the consummation of the Share Issuance, including, without limitation, the Share Issuance, which order, injunction, legal restraint or prohibition shall have become final and non-appealable.

7.            CONDITIONS TO THE BUYER’S OBLIGATION TO PURCHASE.

(a)          The obligation of the Buyer hereunder to purchase the Common Shares at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Buyer’s sole benefit and may be waived by the Buyer at any time in its sole discretion (if permissible under applicable law) by providing the Company with prior written notice thereof:

(i)          The Company shall have duly executed and delivered to the Buyer each of the Transaction Documents to which it is a party.

(ii)          The Company shall have delivered to the Buyer a copy of the Irrevocable Transfer Agent Instructions, in the form reasonably acceptable to the Buyer, which instructions shall have been delivered to and acknowledged in writing by the Company’s transfer agent.

(iii)          The representations and warranties of the Company set forth in Section 3(a) (Organization and Qualification), Section 3(b) (Subsidiaries), Section 3(c) (Authorization; Enforcement; Validity), Section 3(d) (Issuance of Common Shares), Section 3(gg) (No Disqualification Events), Section 3(p) (Equity Capitalization) (except for any changes in capitalization that are, individually or in the aggregate, de minimis in both amount and nature) and the second sentence of Section 3(h) (No General Solicitation; Placement Agent’s Fees) (collectively, the “Company Excepted Representations”) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.  All of the other representations and warranties of the Company contained in this Agreement, in each case disregarding and without giving any effect to all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect or any similar standard or qualification, shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date and except for such failures to be true and correct that, individually and in the aggregate, have not had, and would not be likely to have, a Company Material Adverse Effect.

(iv)          The Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

(v)          The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the issuance and sale of the Common Shares to the Buyer.

(vi)          The Company shall have delivered to the Buyer all of the documents and other items required to be delivered by the Company pursuant to Section 1(d)(ii).

(vii)          No Governmental Authority of competent jurisdiction shall have enacted, issued or entered any restraining order, injunction or similar order or legal restraint or prohibition which remains in effect that enjoins or otherwise prohibits the consummation of the Share Issuance, including, without limitation, the Share Issuance, which order, injunction, legal restraint or prohibition shall have become final and non-appealable.

(viii)          Since the date hereof, no change or event shall have occurred and no circumstances shall exist which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

8.            TERMINATION.

(a)          Termination.  This Agreement may be terminated and the Share Issuance may be abandoned at any time before the Closing:

(i)          by mutual written consent of the Buyer and the Company, by action of the Buyer’s board of directors (or similar governing body), and the Special Committee, respectively;

(ii)          by either the Buyer or the Company:

(1)
if any Governmental Authority of competent jurisdiction shall have enacted, issued or entered any restraining order, injunction or similar order or legal restraint or prohibition which remains in effect that enjoins or otherwise prohibits the consummation of the Share Issuance, and such order, injunction, legal restraint or prohibition shall have become final and non-appealable; or

(2)
if the Closing shall not have occurred by February 15, 2017 (the “Outside Date”); provided that the party seeking to terminate this Agreement pursuant to this Section 8(a)(ii)(2) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of the failure of the Closing to occur on or before the Outside Date;

(iii)          by the Buyer:

(1)
if a breach of any representation or warranty or failure to perform any covenant or agreement of the Company set forth in this Agreement shall have occurred and such breach or failure to perform would cause any of the conditions set forth in Section 7(a)(iii) or Section 7(a)(iv) not to be satisfied, and such breach or failure to perform either cannot be cured or, if curable, has not been cured prior to the earlier of (A) the fifth (5th) calendar day following receipt by the Company of written notice of such breach or failure to perform from the Buyer and (B) the calendar day immediately prior to the Outside Date;

(iv)          by the Company:

(1)
if a breach of any representation or warranty or failure to perform any covenant or agreement of the Buyer set forth in this Agreement shall have occurred and such breach or failure to perform would cause any of the conditions set forth in Section 6(a)(iii) or Section 6(a)(iv) not to be satisfied, and such breach or failure to perform either cannot be cured or has not been cured prior to the earlier of (A) the fifth (5th) calendar day following receipt by the Buyer of written notice of such breach or failure to perform from the Company and (B) the calendar day immediately prior to the Outside Date;

(b)          Notice of Termination.  Any party terminating this Agreement pursuant to this Section 8 shall give written notice of such termination to the other parties in accordance with this Agreement, specifying the provision or provisions hereof pursuant to which such termination is being effected.

(c)          Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 8(a), this Agreement shall be void and have no effect, with no liability on the part of any party hereto or its Affiliates, directors, officers or stockholders to the other party, except that no such termination shall relieve any party hereto from any liabilities or damages resulting from any fraud or willful breach of this Agreement prior to or in connection with such termination.  This Section 8(c) and Section 9 shall survive any termination of this Agreement pursuant to Section 8.

9.            MISCELLANEOUS.

(a)          Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b)          Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(c)          Headings; Gender.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof.  The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.”  The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(d)          Severability.  If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(e)          Entire Agreement; Amendments.  This Agreement, the other Transaction Documents and the schedules and exhibits attached hereto and thereto and the instruments referenced herein and therein supersede all other prior oral or written agreements between the Buyer, the Company, its Subsidiaries, their Affiliates and Persons acting on their behalf solely with respect to the matters contained herein and therein, and this Agreement, the other Transaction Documents, the schedules and exhibits attached hereto and thereto and the instruments referenced herein and therein contain the entire understanding of the parties solely with respect to the matters covered herein and therein.  For clarification purposes, the Recitals are part of this Agreement. No provision of this Agreement may be amended or waived other than by an instrument in writing signed by the Company and the Buyer.

(f)          Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon confirmation of receipt, when sent by email; or (iii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same.  The addresses for such communications shall be:

If to the Company:	Professional Diversity Network, Inc. 801 W. Adams Street Suite 600 Chicago, IL 60607 Attention: James Kirsch Email: jkirsch@ProDivNet.com with a copy (for informational purposes only) to:
Greenberg Traurig, LLP
200 Park Avenue
New York, NY 10166
Attention:  Anthony J. Marsico
Email:   marsicoa@gtlaw.com

and

Greenberg Traurig, LLP
77 West Wacker Drive
Chicago, IL 60601
Attention:  Stacey T. Kern
Email:  kerns@gtlaw.com

If to the Buyer:	Cosmic Forward Limited P.O. Box 1239 Offshore Incorporations Centre Victoria, Mahe Republic of Seychelles Attention: Maoji (Michael) Wang Email: maoji.wang@gnetgroupplc.com
with a copy (for informational purposes only) to:	White & Case LLP 1155 Avenue of the Americas New York, NY 10036 Attention: Francis Zou Chang-Do Gong F. Holt Goddard Email: francis.zou@whitecase.com cgong@whitecase.com holt.goddard@whitecase.com or to such other address and/or email and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, or (B) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by email or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g)          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.  Neither party shall assign this Agreement, or any of its rights or obligations hereunder, without the prior written consent of the other party.

(h)          No Third Party Beneficiaries.  Except as set forth in Section 4(h), this Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i)          Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the Share Issuance.

(j)          Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(k)          Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, prior to the termination of this Agreement, the parties shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court as specified in Section 9(a).

(l)          Agent for Service.  By the execution and delivery of this Agreement, the Buyer acknowledges that it has, by separate written instrument, irrevocably designated and appointed CT Corporation (together with any successor, the “Agent for Service”) as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents that may be instituted in any state or federal court sitting in The City of New York, Borough of Manhattan, or brought under federal or state securities laws, and acknowledges that the Agent for Service has accepted such designation. The Buyer further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Agent for Service in full force and effect for so long as any of the representations, warranties, agreements and covenants of the parties hereto shall survive the Closing pursuant to this Agreement. It is hereby acknowledged and agreed by the Buyer that receipt by the Agent for Service of any summons, notice or other similar item shall be deemed effective receipt by the Buyer, whether or not forwarded to or received by the Buyer. If such Agent for Service ceases to be able to act as such, resigns as such Agent for Service or to have an address in New York, New York, the Buyer agrees to irrevocably appoint a new agent acceptable to the Company to receive on behalf of the Buyer service of any legal process and to deliver to the Company within seven (7) days a copy of a written acceptance of appointment by such agent.

[signature pages follow]

IN WITNESS WHEREOF, the Buyer and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

COMPANY:

PROFESSIONAL DIVERSITY NETWORK, INC.

By:	/s/ Chris Wesser
Name: Chris Wesser
Title: Executive Vice President & Secretary

BUYER:

COSMIC FORWARD LIMITED

By:	/s/ Maoji (Michael) Wang
Name: Maoji (Michael) Wang
Title: Chief Executive Officer

Exhibit A

Wire Instructions

Exhibit B

Stockholders’ Agreement Amendment

FIRST AMENDMENT
TO THE
STOCKHOLDERS’ AGREEMENT

This First Amendment (“Amendment”) to the Stockholders’ Agreement (as defined below) dated as of January 18, 2017 by and among Professional Diversity Network, Inc., a Delaware corporation (the “Company”), Cosmic Forward Limited, a Republic of Seychelles company (“CFL”), Maoji (Michael) Wang, Jimbo Song, Yong Xiong Zheng and Nan Nan Kou (collectively, the “Buyer Parties”). In accordance with Section 6.6 of the Stockholders’ Agreement, the parties to this Amendment hereby consent, approve and adopt the following amendments. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Stockholders’ Agreement.

RECITALS:

WHEREAS, the Company, CFL and the Buyer Parties entered into a Stockholders’ Agreement, dated November 7, 2016 (the “Stockholders’ Agreement”);

WHEREAS, immediately prior to the date of this Amendment, CFL Beneficially Owned fifty-one percent (51%) of the Fully Diluted Common Stock;

WHEREAS, Section 2.1(a) of the Stockholders’ Agreement restricts CFL, the Buyer Parties and their Controlled Affiliates from, among other things, Acquiring from the Company, during the Effective Period, (i) any shares of Common Stock, if any such shares so Acquired, when aggregated with all other shares of Common Stock then Beneficially Owned by the Buyer Parties and their respective Affiliates, would cause the Beneficial Ownership of Common Stock by the Buyer Parties and their respective Affiliates to exceed the Percentage Ownership Cap, (ii) any Capital Stock of the Company not constituting Common Stock or (iii) any Debt Securities, subject to certain exceptions provided in Section 2.1 of the Stockholders’ Agreement (such restrictions, collectively, the “Purchase Restrictions”);

WHEREAS, Section 2.2(a)(ii) of the Stockholders’ Agreement restricts the Buyer Parties and their Controlled Affiliates from, during the Effective Period (as defined in the Stockholders’ Agreement and hereinafter referred to as the “Effective Period”), and unless otherwise provided in the Stockholders’ Agreement, “induc[ing], facilitat[ing] or knowingly encourage[ing] the making or submission by any Person to the Board of Directors…, Company management or any of the Company’s security holders of any proposal or offer providing for or contemplating any…issuance or sale or purchase of shares of any class or series of capital stock (other than in connection with a capital raising transaction or a compensation plan in the ordinary course of business)….or any similar transaction, in each case, involving the securities, assets or business of the Company or any of its subsidiaries (each a ‘Business Combination’)” (the prohibition on a Business Combination contained in Section 2.2(a)(ii), the “Business Combination Restrictions”);

WHEREAS, notwithstanding the Purchase Restrictions and the Business Combination Restrictions, CFL has proposed to the Board of Directors a capital raising transaction pursuant to which it would purchase additional shares of Common Stock for up to $3,000,000.00, and which capital raising transaction would require the Company and the Buyer Parties to amend the Stockholders’ Agreement in accordance with Section 6.6 of the Stockholders’ Agreement with the approval of a majority of the members of the Board of Directors (the “Proposal”); and

WHEREAS, upon the recommendation of a special committee of the Board of Directors composed entirely of Independent Directors of the Company who are not Stockholder Nominees (the “Special Committee”), the Board of Directors, has approved and adopted this Amendment in accordance with Section 6.6 of the Stockholders’ Agreement and has authorized the appropriate officers of the Company to execute and deliver this Amendment.

NOW, THEREFORE, to reflect the agreement of the parties hereto as to the following amendments to the Stockholders’ Agreement, and in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound the parties agree as follows:

1.          Definitions.

(a)          “Percentage Ownership Cap.”  The definition of “Percentage Ownership Cap” as set forth in Exhibit A of the Stockholders Agreement is deleted in its entirety and replaced with the following:

“Percentage Ownership Cap” means, on any date, with respect to the Buyer Parties and their respective Affiliates, 54.64% of the outstanding Fully Diluted Common Stock.”

2.          Acquisition of Additional Shares. Section 2.1(d) of the Stockholders’ Agreement is deleted in its entirety and replaced with the following:

“(d)          Without limiting the generality of Section 2.1(a) of this Agreement, all Capital Stock of the Company and Debt Securities Beneficially Owned by the Buyer Parties or any of their respective Controlled Affiliates during the Effective Period (including, without limitation, (i) Capital Stock issued after the Closing Date as a dividend or other distribution payable in Capital Stock of the Company, (ii) pursuant to the Call Option (as defined in the Stock Purchase Agreement), or (iii) shares of Common Stock issued by the Company to the Buyer pursuant to that certain Stock Purchase Agreement, dated as of January 13, 2017 (the “January 2017 Purchase Agreement”), by and between the Company and the Buyer) shall be subject to all of the prohibitions and restrictions contained in this Agreement as fully as if such Capital Stock or Debt Securities were Acquired and Beneficially Owned by the Buyer Parties or such Affiliates, as the case may be, on the Closing Date.”

3.          Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.  Receipt by facsimile or electronic transmission (PDF) of any executed signature page shall constitute the effective delivery of such signature page.

4.          Miscellaneous. All other terms and conditions of the Stockholders’ Agreement shall remain in full force and effect and the parties hereby ratify and affirm the Stockholders’ Agreement, as amended by this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to the Stockholders’ Agreement as of the date first above written.

COMPANY:

PROFESSIONAL DIVERSITY NETWORK, INC.

By:
Name: Chris Wesser
Title: Executive Vice President & Secretary

CFL:

COSMIC FORWARD LIMITED

By:
Name: Maoji (Michael) Wang
Title: Chief Executive Officer

BUYER PARTIES:

MAOJI (MICHAEL) WANG

JING BO SONG

YON XIONG ZHENG

NAN NAN KOU

Exhibit C

Knowledge of the Buyer

Maoji (Michael) Wang, Officer

Exhibit D

Knowledge of the Company

James Kirsch, Co-Executive Chairman of the Board
Katherine Butkevich, CEO
Star Jones, President
Christopher Wesser, EVP, General Counsel & Secretary